Exhibit 99.1

RAPT Therapeutics Reports Fourth Quarter and Year End 2021 Financial Results

Company maintains strong cash position of $189.7 million

SOUTH SAN FRANCISCO, Calif. – March 10, 2022 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology, today reported financial results for the fourth quarter and year ended December 31, 2021.

“2021 was a significant year for RAPT, with progress in both of our lead programs,” said Brian Wong, M.D., Ph.D., President and Chief Executive Officer of RAPT Therapeutics. “We reported positive results for RPT193 from our Phase 1b clinical trial in atopic dermatitis and are excited about RPT193’s potential as a safe, once-daily oral drug for multiple inflammatory diseases. Based on those promising data, we plan to initiate a Phase 2b clinical trial of RPT193 in atopic dermatitis in the first half of 2022, as well as a Phase 2a trial in asthma in the second half of the year. For FLX475, we are continuing development in several indications including EBV+ lymphoma, nasopharyngeal cancer and head and neck cancer. We plan to provide an update on FLX475 in 2022 when we have data that are sufficiently mature from the ongoing cohorts.”

Financial Results for the Fourth Quarter and Year Ended December 31, 2021

Fourth Quarter Ended December 31, 2021

Net loss for the fourth quarter of 2021 was $17.9 million, compared to $12.7 million for the fourth quarter of 2020.

Research and development expenses for the fourth quarter of 2021 were $14.3 million, compared to $10.9 million for the same period in 2020. The increase in research and development expenses was primarily due to higher costs for the FLX475 and RPT193 clinical trials, personnel, facilities and laboratory supplies, partially offset by a decrease in stock-based compensation expense.

General and administrative expenses for the fourth quarter of 2021 were $4.5 million, compared to $3.5 million for the same period in 2020. The increase in general and administrative expenses was primarily due to increases in professional fees, personnel costs and insurance expenses, partially offset by a decrease in stock-based compensation expense.

Year Ended December 31, 2021

Net loss for the year ended December 31, 2021 was $69.2 million, compared to $52.9 million for the same period in 2020.

Research and development expenses for the year ended December 31, 2021 were $57.0 million, compared to $45.5 million for the same period in 2020. The increase in research and development expenses was primarily due to higher costs for the FLX475 and RPT193 clinical trials, personnel, facilities, stock-based compensation expense and laboratory supplies.

General and administrative expenses for the year ended December 31, 2021 were $16.0 million, compared to $12.8 million for the same period of 2020. The increase in general and administrative expenses was primarily due to increases in professional fees, insurance expense, personnel costs and stock-based compensation expense.

As of December 31, 2021, the Company had cash, cash equivalents and marketable securities of $189.7 million.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical stage immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune drivers underlying these diseases. RAPT has discovered and advanced two unique drug candidates, RPT193 and FLX475, each targeting C-C motif chemokine receptor 4 (CCR4), for the treatment of inflammation and cancer, respectively. The Company is also pursuing a range of targets that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about clinical development progress and the timing of results from clinical trials of FLX475 and RPT193. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Form 10-K filed with the Securities and Exchange Commission on March 10, 2022 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements.

RAPT Media Contact:

Aljanae Reynolds

areynolds@wheelhouselsa.com

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue	$756	$1,302	$3,813	$5,042
Operating expenses:
Research and development	14,299	10,904	56,985	45,485
General and administrative	4,491	3,483	16,037	12,771

Total operating expenses	18,790	14,387	73,022	58,256

Loss from operations	(18,034)	(13,085)	(69,209)	(53,214)
Other income, net	105	549	5	1,312

Net loss before taxes	(17,929)	(12,536)	(69,204)	(51,902)
Provision for income taxes	—	199	—	990

Net loss	$(17,929)	$(12,735)	$(69,204)	$(52,892)
Other comprehensive loss:
Foreign currency translation adjustment	(23)	(184)	258	(249)
Unrealized gain (loss) on marketable securities	(228)	(67)	(287)	52

Total comprehensive loss	$(18,180)	$(12,986)	$(69,233)	$(53,089)

Net loss per share, basic and diluted	$(0.61)	$(0.52)	$(2.53)	$(2.19)

Weighted average number of shares used in computing net loss per share, basic and diluted	29,539,031	24,582,616	27,390,326	24,134,305

RAPT THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2021	2020
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$24,027	$24,918
Marketable securities	165,627	86,592
Prepaid expenses and other current assets	3,319	4,088

Total current assets	192,973	115,598
Property and equipment, net	2,741	2,982
Other assets	2,922	389

Total assets	$198,636	$118,969

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,999	$2,383
Accrued expenses	6,326	4,935
Deferred revenue, current	1,016	4,096
Other current liabilities	254	328

Total current liabilities	9,595	11,742
Deferred rent, net of current portion	2,150	2,185
Deferred revenue, non-current	511	863

Total liabilities	12,256	14,790

Commitments
Stockholders’ equity:
Preferred stock	—	—
Common stock	3	2
Additional paid-in capital	470,629	319,196
Accumulated other comprehensive loss	(206)	(177)
Accumulated deficit	(284,046)	(214,842)

Total stockholders’ equity	186,380	104,179

Total liabilities and stockholders’ equity	$198,636	$118,969

(1)

The condensed consolidated balance sheet for December 31, 2020 has been derived from audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020